Filed Pursuant to Rule 433
Registration No. 333-226056-02

Florida Power & Light Company

Pricing Term Sheet

March 11, 2020

Issuer:	Florida Power & Light Company
Designation:	Floating Rate Notes, Series due March 13, 2070
Registration Format:	SEC Registered
Principal Amount:	$174,657,000
Date of Maturity:	March 13, 2070
Interest Payment Dates:	Quarterly in arrears on March 13, June 13, September 13 and December 13 of each year, beginning June 13, 2020
Coupon Rate:	Floating rate based on the Three-Month LIBOR Rate minus 0.30%; reset quarterly on each March 13, June 13, September 13 and December 13 of each year, beginning June 13, 2020. The coupon rate shall not be less than 0.00%. The coupon rate that will be in effect on the Settlement Date will be determined on March 11, 2020.
Price to Public:	100% of the principal amount thereof
Trade Date:	March 11, 2020
Settlement Date:	March 13, 2020
Call Provision:	On or after March 13, 2050, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, in amounts of $1,000 or any multiple of $1,000 at the following redemption prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on March 13 or September 13 of any of the following years:

Redemption Date	Price
March 13, 2050	105.00%
September 13, 2050	105.00%
March 13, 2051	104.50%
September 13, 2051	104.50%
March 13, 2052	104.00%
September 13, 2052	104.00%
March 13, 2053	103.50%
September 13, 2053	103.50%
March 13, 2054	103.00%
September 13, 2054	103.00%
March 13, 2055	102.50%
September 13, 2055	102.50%
March 13, 2056	102.00%
September 13, 2056	102.00%
March 13, 2057	101.50%
September 13, 2057	101.50%
March 13, 2058	101.00%
September 13, 2058	101.00%
March 13, 2059	100.50%
September 13, 2059	100.50%
March 13, 2060 and thereafter	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case, expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date):

Repayment Date	Price
March 13, 2021	98.00%
September 13, 2021	98.00%
March 13, 2022	98.00%
September 13, 2022	98.00%
March 13, 2023	98.00%
September 13, 2023	98.00%
March 13, 2024	98.00%
September 13, 2024	98.00%
March 13, 2025	98.00%
September 13, 2025	99.00%
March 13, 2026	99.00%
September 13, 2026	99.00%
March 13, 2027	99.00%
September 13, 2027	99.00%
March 13, 2028	99.00%
September 13, 2028	99.00%
March 13, 2029	99.00%
September 13, 2029	99.00%
March 13, 2030	99.00%
September 13, 2030	99.00%
March 13, 2031 and on March 13	100.00%
of every second year thereafter,
through and including March 13, 2067

CUSIP / ISIN Number:	341081 FY8/ US341081FY88
Expected Credit Ratings:*
Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A” (stable)

Joint Book-Running Managers:
UBS Securities LLC
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Three-Month LIBOR Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated March 9, 2020.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-827-7275; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; J.P. Morgan Securities LLC collect at 1-212-834-4533; and RBC Capital Markets, LLC toll-free at 1-866-375-6829.